Exhibit 99.1

Xenith Bankshares, Inc. Announces Retirement of Director and Board Chairman

RICHMOND, VA, January 23, 2014 – Xenith Bankshares, Inc. (NASDAQ:XBKS), parent company of Xenith Bank, today announced that its Board Chairman will not stand for re-election to the company’s board of directors at the company’s annual meeting of shareholders scheduled for May 1, 2014.

Malcolm S. McDonald, a director of the company since 2009, will retire from the company’s board effective at the expiration of his current term at the May 1 meeting. McDonald is the former Chairman and CEO of Signet Banking Corporation.

“Mac has provided invaluable guidance and leadership as a board member and Chairman since our formation in 2009,” said T. Gaylon Layfield, III, President and CEO. “His deep banking and public company experience uniquely qualified him to be a guiding force in our development. While we will miss Mac greatly, we wish him the very best in his well-deserved retirement.”

Profile

Xenith Bankshares, Inc. is the holding company for Xenith Bank. Xenith Bank is a full-service, locally-managed commercial bank, specifically targeting the banking needs of middle market and small businesses, local real estate developers and investors, private banking clients, and select retail banking clients. As of September 2013, the company had total assets of $606.3 million and total deposits of $495.8 million. Xenith Bank’s target markets are the Greater Washington, DC, Richmond, VA, and Greater Hampton Roads, VA metropolitan statistical areas. The company is headquartered in Richmond, Virginia and currently has six branch locations in Tysons Corner, Richmond and Suffolk, Virginia. Xenith Bankshares common stock trades on the NASDAQ Capital Market under the symbol “XBKS.”

For more information about Xenith Bankshares and Xenith Bank, visit: https://www.xenithbank.com/.

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Contact:

Thomas W. Osgood

Executive Vice President, Chief Financial Officer,

Chief Administrative Officer and Treasurer

(804) 433-2209

tosgood@xenithbank.com